PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 5, 2023

Exhibit 99.1

—FOR IMMEDIATE RELEASE—

Paychex announces Efrain Rivera plans to Retire as CFO

Robert L. Schrader, Paychex Vice President of Finance and Investor Relations, to succeed Rivera as CFO effective October 13th

Rochester, N.Y. (September 5, 2023) - Paychex, Inc., a leading provider of integrated human capital management software solutions for human resources, payroll, benefits, and insurance services, announced today that Efrain Rivera, senior vice president and chief financial officer will retire as CFO, effective October 12th, 2023. Rivera will remain as a senior advisor for the remainder of 2023. Robert L. Schrader, currently vice president of Finance and Investor Relations, will be named senior vice president and CFO, effective October 13, 2023.

“On behalf of the board of directors, the management team, and the more than 16,000 Paychex employees, we want to thank Efrain for his leadership over the past 12 years,” said Paychex president and CEO, John Gibson. “Efrain has been a key strategic advisor and catalyst of Paychex’s transformation over the last decade. Today Paychex is a leading HCM technology company and trusted advisor to businesses because of the impact of Efrain’s intellect and strong financial stewardship. In his time as CFO, Paychex revenue has more than doubled, from $2 billion to over $5 billion and our market capitalization has increased from $10 billion to nearly $45 billion. The board and our leadership team are sincerely grateful to Efrain for his many contributions.”

“I’m also pleased to have Bob Schrader succeed Efrain as CFO, as a continued sign of Paychex’s strong talent bench and thoughtful succession planning. I have had the opportunity to work alongside Bob throughout my tenure at Paychex, and I am confident that he is the right leader to support Paychex into our next phase of growth,” said Gibson. “Our mission will continue to be the leader in our industry by remaining true to Paychex’s core purpose: to help businesses succeed.”

Rivera joined Paychex as senior vice president, CFO and treasurer in 2011. In his time as CFO, Paychex has transformed into a technology-enabled service company and significantly expanded its HR solutions capabilities.

“The opportunity to provide strategic guidance and financial leadership for Paychex as CFO has been the highlight of my career,” stated Rivera. “I want to extend my sincere thanks to our employees and the leadership team whose commitment and hard work have helped us achieve significant financial results. I am proud to have had a role in creating important value to the business community, and to being an essential partner to over 740,000 of our clients. I’m also proud that the role of CFO will transition to a very capable and innovative finance leader.”

Schrader is a senior executive with more than 25 years of experience in corporate finance and public accounting. In addition to his current role at Paychex, he has served as vice president and controller, senior director, Financial Planning and Analysis, and joined Paychex in December 2014 as director, Internal Audit. Prior to Paychex, Mr. Schrader was chief financial officer for Unither Manufacturing, LLC. Before taking that role, Mr. Schrader was with Bausch & Lomb, Inc. and culminated his 10-year career there as vice president of Finance and controller of Global Quality and Operations. He was a former audit manager at PricewaterhouseCoopers LLP.

PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 5, 2023

Exhibit 99.1

Schrader is a certified public accountant. He holds an MBA from the University of Rochester’s Simon Business School, and a Bachelor of Science degree from the State University of New York College at Brockport.

About Paychex
Paychex, Inc. (Nasdaq: PAYX) is an industry-leading HCM company delivering a full suite of technology and advisory services in human resources, employee benefit solutions, insurance, and payroll. The company serves approximately 740,000 customers in the U.S. and Europe and pays one out of every 12 American private sector employees. The more than 16,000 people at Paychex are committed to helping businesses succeed and building thriving communities where they work and live. To learn more, visit www.paychex.com and stay connected on Twitter and LinkedIn.

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Media Contacts:

Chris Muller

Director, Corporate Communications

Office: (585) 338-4346

cmuller@paychex.com

@Paychex